Exhibit 1

CanWest’s New Zealand Operations Report Q2 F2007 Earnings

Reports Increases in EBITDA and Revenues

WINNIPEG, April 1 – CanWest Global Communications Corp. announced today that CanWest MediaWorks (NZ) Limited, its 70% owned New Zealand television and radio operation, reported that consolidated revenue for the second quarter increased by 5% to NZ$59.8 million, compared to NZ$56.7 million for Q2 last year. Consolidated EBITDA for the second quarter was NZ$12.0 million, a 14% increase over EBITDA for the same period last year.

For the six months ended February 28, 2007 the company reported an increase in consolidated revenues of 4% to NZ$134.3 million and a 7% increase in consolidated EBITDA to NZ$36.3 million as compared to results for the first six months of F2006.

The company also announced an interim dividend of NZ4.8 cents per share payable in May 2007, which will result in a distribution to CanWest of NZ$7.6 million or approximately C$6.1 million.

“We are very pleased with the financial results for the first half of the fiscal year,” said Tom Strike, President of CanWest MediaWorks International. “The results are significantly ahead of our expectations and reflect the strong ‘bounce back’ that the New Zealand economy has enjoyed after a somewhat challenging winter period last year.”

“The company’s radio and television brands have both been performing well; however, television is always more sensitive to economic movements. TVWorks’ revenue was up 5% in the first half of this fiscal year to NZ$76.1 million, compared with NZ$72.6 million in the corresponding period last year. Its EBITDA increased by 14% from NZ$17.8 million in the first six months of last year’s fiscal to NZ$20.3 million for the corresponding period this year,” said Mr. Strike.

The company remains cautiously optimistic about the outlook for the remainder of the fiscal year. “Forward looking advertising bookings across the company’s operations, but particularly in television, look very encouraging,” said Brent Impey, the company’s CEO.

These results are recorded in accordance with New Zealand Equivalents to International Financial Reporting Standards and will be subject to foreign currency translation and adjustment to Canadian GAAP upon consolidation with CanWest’s other operations.

This news release contains certain comments or forward-looking statements about the objectives, strategies, financial conditions, and results of operations and businesses of CanWest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions. These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize. Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled “Risk Factors” contained in our Annual Information Form for the year ended August 31, 2006 dated November 29, 2006 filed by CanWest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at www.sedar.com) and with the U.S. Securities and Exchange Commission under Form 40-F (available on EDGAR at www.sec.gov). We disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

CanWest Global Communications Corp. (www.canwestglobal.com), (TSX: CGS and CGS.A, NYSE: CWG) an international media company, is Canada’s largest media company. CanWest is Canada’s largest publisher of daily newspapers and also owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Singapore, the United Kingdom and the United States.

For further information:

Deb Hutton

Senior Vice President, Corporate Communications

CanWest Global Communications Corp.

(416) 383-2442

dhutton@canwest.com